Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS MyFitnessPal, Inc. Year Ended December 31, 2014 With Report of Independent Auditor

MyFitnessPal, Inc.
Index to Consolidated Financial Statements

REPORT OF INDEPENDENT AUDITOR

The Board of Directors and Stockholders
MyFitnessPal, Inc.
Report on Consolidated Financial Statements
We have audited the accompanying consolidated financial statements of MyFitnessPal, Inc. (the “Company”), which comprise the consolidated balance sheet as of December 31, 2014 and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' deficit, and cash flows for the year then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Moss Adams LLP

San Francisco, California
April 30, 2015

MyFitnessPal, Inc.
Consolidated Balance Sheet

December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$4,523,238
Short-term investments	8,000,280
Accounts receivable, net	2,008,119
Prepaid expenses and other current assets	788,049
Total current assets	15,319,686

Property and equipment, net	242,977
Other assets	112,663
Goodwill	47,334
Total assets	$15,722,660

Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Deficit
Current liabilities:
Accounts payable	$938,982
Accrued liabilities and other current liabilities	940,564
Total liabilities	1,879,546
Commitments and contingencies (See Note 3)
Series A-1 redeemable convertible preferred stock, $0.00001 par value, 2,194,288 shares authorized and outstanding at December 31, 2014	18,084,105
Stockholders' deficit:
Common stock, $0.00001 par value, 7,000,000 shares authorized at December 31, 2014; 3,390,533 issued and outstanding at December 31, 2014	34
Additional paid-in capital	718,058
Accumulated deficit	(4,959,083)
Total stockholders' deficit	(4,240,991)
Total liabilities, redeemable convertible preferred stock and stockholders' deficit	$15,722,660
See accompanying notes.

MyFitnessPal, Inc.
Consolidated Statement of Operations

Year Ended
December 31, 2014
Revenue	$13,970,896
Cost of revenue	2,899,878
Gross profit	11,071,018
Expenses:
Research and development	9,767,430
General and administrative	5,446,251
Sales and marketing	2,454,102
Total expenses	17,667,783
Loss from operations	(6,596,765)

Other income, net	74,134

Loss before benefit from income taxes	(6,522,631)
Benefit from income taxes	15,000
Net loss	$(6,507,631)
See accompanying notes.

MyFitnessPal, Inc.
Consolidated Statement of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

	Series A-1 Redeemable convertible preferred stock		Common stock
	Shares	Amount	Shares	Amount	Additional paid-in capital	Retained Earnings (Accumulated deficit)	Total stockholders' deficit
Balance as of January 1, 2014	2,194,288	$18,084,105	3,373,230	$34	$174,126	$1,548,548	$1,722,708
Issuance of common stock upon exercise of stock options	—	—	17,303	—	34,007	—	34,007
Stock-based compensation	—	—	—	—	509,925	—	509,925
Net loss	—	—	—	—	—	(6,507,631)	(6,507,631)
Balance as of December 31, 2014	2,194,288	$18,084,105	3,390,533	$34	$718,058	$(4,959,083)	$(4,240,991)
See accompanying notes.

MyFitnessPal, Inc.
Consolidated Statement of Cash Flows

Year Ended
December 31, 2014
Cash flows from operating activities
Net loss	$(6,507,631)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	150,868
Stock-based compensation expense	509,925
Changes in operating assets and liabilities
Accounts receivable	(505,424)
Prepaid expenses and other current assets	(413,490)
Other assets	(6,408)
Accounts payable	183,976
Accrued liabilities and other current liabilities	325,593
Non-current liabilities	(21,838)
Net cash used in operating activities	(6,284,429)

Cash flows from investing activities
Purchases of investments	(26,031,736)
Proceeds from sale of investments	33,065,648
Purchase of property and equipment	(227,907)
Net cash provided by investing activities	6,806,005

Cash flows from financing activities
Proceeds from exercise of stock options	34,007
Net cash provided by financing activities	34,007

Net increase in cash and cash equivalents	555,583
Cash, beginning of period	3,967,655
Cash, end of period	$4,523,238

Supplemental disclosure of cash flow information
Cash paid for income taxes	$150,000
Cash received from income taxes refund	$107,495
Cash from interest	$96,349
See accompanying notes.

MyFitnessPal, Inc.
Notes to Consolidated Financial Statements
December 31, 2014

1. Description of Business and Basis of Presentation

Description of Business
MyFitnessPal, Inc., together with its subsidiaries (collectively, the “Company”), was formed as a Delaware limited liability company in May 2009. In June 2013, the Company converted to a Delaware C corporation.

The Company provides a cross-platform health and nutrition application that allows users globally to track the food they consume and the exercise they perform. Users have access to: a food diary, a searchable and personal food database, mobile apps for the iPhone and Android and the MyFitnessPal website, support and motivation provided through discussion forums, a personalized diet profile, and the flexibility to support a broad base of diets. The Company is headquartered in San Francisco, California.

Basis of Presentation
The accompanying consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (GAAP). The Company operates three legal entities: the parent, MyFitnessPal, Inc.; MyFitnessPal International, Inc., which is a wholly owned subsidiary of MyFitnessPal, Inc., and MyFitnessPal GMBH, a wholly owned subsidiary of MyFitnessPal International, Inc. All wholly owned subsidiaries are consolidated and significant intercompany balances and transactions have been eliminated.

2. Summary of Significant Accounting Policies

Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make judgments, assumptions, and estimates that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates form the basis for judgments management makes about the carrying values of its assets and liabilities, which are not readily apparent from other sources. Management bases the estimates and judgments on historical information and on various other assumptions that they believe are reasonable under the circumstances. GAAP requires them to make estimates and judgments in several areas including, but not limited to, those related to the determination of the estimated total revenue, fair value of stock-based compensation including the fair value of common stock, income taxes, and loss contingencies. These estimates are based on management’s knowledge about current events and expectations about actions they may undertake in the future. Actual results could differ materially from those estimates.

Concentrations
During the year ended December 31, 2014, three advertising partners accounted for 41%, 14% and 11% of total revenue, respectively. At December 31, 2014, four advertising partners accounted for 29%, 17%, 11% and 11% of total accounts receivable, respectively. Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash, cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents with a financial institution. Balances may exceed the Federal Deposit Insurance Corporation (“FDIC”) federally insured limits. Accounts receivable include amounts due from advertisers with principal operations primarily in the United States. The Company performs ongoing credit evaluations of its advertisers.

Foreign Currency Transactions
The Company’s functional currency is the U.S. dollar. Foreign currency transactions are translated into U.S. dollars using the exchange rates prevailing at the dates of the transactions. Additionally, foreign currency denominated transactions are initially recorded and re-measured at the end of each period using the applicable exchange rate in effect. Foreign currency re-measurement gains and losses recognized in other income, net, in the statement of operations for the year ended December 31, 2014 were insignificant.

Fair Value of Financial Instruments
Assets and liabilities recorded at fair value on a recurring basis in the consolidated balance sheet are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

Level I-Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level II-Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level III-Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

The Company’s financial instruments, including cash and cash equivalents and investments, are all classified as Level I assets.

Comprehensive Loss
During the year ended December 31, 2014 comprehensive loss was equal to net loss. Therefore, a separate statement of comprehensive loss has not been included in the accompanying consolidated financial statements.

Cash and Cash Equivalents
The Company's cash and cash equivalents consist of cash on hand, demand deposit and money market accounts. The Company considers cash and cash equivalents to include short-term, highly liquid investments that are readily convertible to known amounts of cash and so near their maturity that they present insignificant risk of changes in their value, including investments with original maturities from the date of purchase of three months or less.

Short-term Investments
Investments consist of US Treasury securities with maturities of more than 90 days but less than one year. The investments are recorded at fair value at December 31, 2014, which approximates the investments' recorded costs.

Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable represents management’s estimate of the amount due from advertising partners based on user traffic on the Company’s mobile applications and website. Allowances for doubtful accounts are recorded where collectability is uncertain. The Company evaluates the adequacy of these allowances by considering a number of applicable factors, including the advertising partner’s financial condition, historical collection experience, receivable aging, and current economic conditions. As of December 31, 2014 the Company’s allowances for doubtful accounts was $106,911, or 5% of the total accounts receivable. Bad debt expense for the year ended December 31, 2014 was not significant.

Impairment of Long-Lived Assets
The Company evaluates events and changes in circumstances that could indicate carrying amounts of long-lived assets, including property and equipment, may not be recoverable. When such events or changes in circumstances occur, the Company assesses the recoverability of long‑lived assets by determining whether or not the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future undiscounted cash flows is less than the carrying amount of an asset, the Company records an impairment charge for the amount by which the carrying amount of the assets exceeds the fair value of the asset. Through December 31, 2014, the Company has not recorded any impairment charges.

Revenue Recognition
The Company mainly generates revenue from web and mobile advertising.

The Company recognizes revenue when all of the following conditions are met:

•	There is persuasive evidence of an arrangement;

•	The service has been provided to the customer;

•	The collection of the fees is reasonably assured; and

•	The amount of fees to be paid by the customer is fixed or determinable.

The Company works with advertising partners in its advertising revenue arrangements. The advertising partners withhold a percentage of advertising revenues at stated contractual percentages for services performed in connection with advertisements generated from user traffic. The Company has determined that it is the agent in the relationship and accordingly records revenue in the consolidated statement of operations net of fees withheld by advertising partners.

Advertising revenue is generated from user traffic through the Company’s website or through the Company’s mobile app on the Android and iPhone platforms. Users on the web or Android platforms see banner ads and iOS users see native in-app advertisements. Revenue is generated primarily on a cost per click, such as a user clicking on the banner ads, or on an impression (cost per thousand impressions) basis based on the contractual terms of the agreement between the Company and the advertising customer. The Company internally tracks the number of impressions and clicks to estimate revenue at the end of each month. The Company records a receivable at the end of each month based on these estimates. Any differences between the estimated revenue and the actual are recorded as an adjustment to total revenues.

Website and mobile revenue accounted for approximately 75% and 25%, respectively, of the Company’s total revenue during the year ended December 31, 2014.

Cost of Revenue
Cost of revenue consists primarily of expenses associated with running the Company’s website and mobile applications and includes: certain hosting and infrastructure costs, and employee compensation, including stock-based compensation, and benefits for certain personnel that support the Company's hosting and infrastructure of its website and mobile applications.

Research and Development
Research and development expenses consist primarily of salaries, benefits, and stock-based compensation for employees on the Company’s engineering and technical teams who are responsible for the design, development, and testing of the features for the MyFitnessPal applications as well as improving existing features and service offerings. The Company expenses all of its research and development costs as they are incurred.

General and Administrative
The Company’s general and administrative expenses consist primarily of personnel costs, including stock-based compensation, travel expenses, professional services including accounting and legal professional services fees, facilities related costs, depreciation and amortization and other corporate-related expenses.

Advertising Costs
The Company expenses advertising costs as incurred. Advertising costs totaled $394,406 for the year ended December 31, 2014. Advertising costs are included within sales and marketing expenses on the statements of operations.

Website Development Costs
The Company capitalizes applicable costs incurred during the application and infrastructure development stage and expenses costs incurred during the planning, content development and operating stages. During the year ended December 31, 2014, the Company did not capitalize any website development costs because substantially all costs were incurred during the planning, content development and operating stages. Costs incurred during the application and infrastructure development stage were not material.

Internal Use Software Development Costs
The Company capitalizes costs to develop software for internal use incurred during the application development stage. Costs related to preliminary project activities and post implementation activities are expensed as incurred. Once an application has reached the development stage, management has authorized and committed to the funding of the software project, it is probable the project will be completed and the software will be used to perform the function intended, internal and external costs, if direct and incremental, are capitalized until the application is substantially complete and ready for its intended use. During the year ended December 31, 2014, there were no material qualifying costs incurred during the application development stage.

Property and Equipment, Net
Property and equipment are carried at cost, less accumulated depreciation and amortization. The cost is depreciated on a straight-line basis over the estimated useful lives of the related assets. Computer equipment is depreciated over two years. Furniture and fixtures are depreciated over five years. Leasehold improvements are depreciated over the lesser of the life of the improvement or the initial lease term.

Goodwill
Goodwill is recorded at its estimated fair value at the date of acquisition. Goodwill is not amortized and is required to be tested for impairment at least annually or sooner whenever events or changes in circumstances indicate that impairment may exist. In conducting an annual impairment test, the Company first reviews qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If factors indicate that is the case, the Company performs a quantitative assessment, analyzing the expected present value of future cash flows and quantifying the amount of impairment, if any. The Company performs its annual impairment tests in the fourth quarter of each fiscal year. As of December 31, 2014, no goodwill impairment has been recorded.

Stock-Based Compensation
The Company accounts for stock-based employee compensation plans under the fair value recognition and measurement provisions of GAAP. Those provisions require all stock-based payments to employees, including grants of stock options, to be measured based on the grant-date fair value of the awards, with the resulting expense generally recognized in its statements of operations over the period during which the employee is required to perform service in exchange for the award.

The Company determines the fair value of its stock options on the date of grant utilizing the Black-Scholes-Merton option-pricing model, which is impacted by the fair value of its common stock, as well as assumptions regarding a number of highly complex and subjective variables. These variables include the expected term of the awards, expected common stock price volatility over the expected term of the option awards, risk-free interest rates, and expected dividend yield.

The Company recognizes compensation expense for stock option grants on a straight-line basis over the period during which an employee is required to provide services in exchange for the option award (requisite service period). Stock-based compensation expense recognized at fair value includes the impact of estimated forfeitures. The Company estimates future forfeitures at the date of grant and revises the estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Options granted to nonemployees are re-measured periodically over the vesting period.

Income Taxes
The Company recognizes income taxes under the asset and liability method. The Company recognizes deferred income tax assets and liabilities for the expected future consequences of temporary differences between the financial reporting and tax bases of assets and liabilities. These differences are measured using the enacted statutory tax rates that are expected to apply to taxable income for the years in which differences are expected to reverse. The Company recognizes the effect on deferred income taxes of a change in tax rates in income in the period that includes the enactment date.
The Company records a valuation allowance to reduce its deferred tax assets to the net amount that the Company believes is more likely than not to be realized. The Company considers all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing tax planning strategies in assessing the need for a valuation allowance. Realization of deferred tax assets is dependent upon the generation of future taxable income, if any, the timing and amount of which are uncertain.

The Company recognizes tax benefits from uncertain tax positions only if they believe that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The Company makes adjustments to these reserves when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. The provision for income taxes includes the effects of any reserves that are considered appropriate, as well as the related net interest and penalties.

Balance Sheet Components

Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following:

As of December 31,
2014
Prepaid software	$675,923
Prepaid insurance	67,058
Other	45,068
$788,049

Property and Equipment, Net
Property and equipment, net consisted of the following:

As of December 31,
2014
Computer equipment	$396,859
Furniture & fixtures	25,329
Leasehold improvements	24,195
446,383
Accumulated depreciation	(203,406)
$242,977

Depreciation expense totaled $138,779 for the year ended December 31, 2014.

Other Assets
Other Assets consisted of the following:

As of December 31,
2014
Security deposit	$89,164
Other assets, net	23,499
$112,663

Accrued Liabilities and Other Current Liabilities
Accrued liabilities and other current liabilities consisted of the following:

As of December 31,
2014
Accrued vacation	$425,193
Accrued hosting costs	212,588
Accrued payroll	121,913
Accrued service provider costs	97,570
Accrued professional fees	48,300
Accrued local tax	35,000
$940,564

3. Commitments and Contingencies

Operating Leases
The Company leases office space under two non-cancelable operating leases, one with an expiration date of November 2016 and the other which is on a month to month basis. The lease agreements contain rent escalations, of which only the termed lease is considered in determining the straight-line rent expense recorded over the lease term. The lease term begins on the date of lease commencement of the leased property for purposes of recognizing lease expense on a straight-line basis over the term of the lease. The Company does not assume renewals in its determination of the lease term unless the renewals are deemed to be reasonably assured at lease inception. Rent expense totaled $567,400 for the year ended December 31, 2014 which was recognized net of sub-lease income of $76,530. The Company’s future minimum commitments under the termed operating lease as of December 31, 2014 were $1,010,370 of which $519,970 is due in the year ending December 31, 2015 and $490,400 which is due in the year ending December 31, 2016.

Contingencies
The Company accrues estimates for resolution of legal and other contingencies when losses are probable and estimable. From time to time, the Company may become a party to litigation and subject to claims incident in the ordinary course of business, including intellectual property claims, labor and employment claims, and threatened claims, breach of contract claims, tax, and other matters. As of December 31, 2014, amounts accrued for such items for which the Company believes a loss is probable were not material. The Company has concluded, based on currently available information, that reasonably possible losses arising directly from any related proceedings (i.e., monetary damages or amounts paid in judgment or settlement) in excess of its recorded accruals are also not material. However, legal and regulatory proceedings are inherently unpredictable and subject to significant uncertainties. If one or more matters were resolved against the Company in a reporting period for amounts in excess of management’s expectations, the impact on its operating results or financial condition for that reporting period could be material.

Indemnification
The Company enters into standard indemnification agreements with certain third parties in the ordinary course of business. Pursuant to these arrangements, the Company indemnifies these parties for losses suffered or incurred in connection with certain intellectual property claims with respect to the Company’s technology. The term of these indemnification agreements is generally perpetual after the execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these agreements is not determinable because it involves claims that may be made against the Company in the future, but have not yet been made. The Company has not incurred costs to defend lawsuits or settle claims related to these indemnification agreements. The Company has entered into indemnification agreements with its directors and officers that may require the Company to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of the individual.

No amounts associated with such indemnifications have been recorded to date.

4. Capitalization

Common Stock
The Company is authorized to issue up to 7,000,000 shares of common stock with a par value of $0.00001 per share. The holder of each share of common stock is entitled to one vote. Common stockholders are entitled to dividends when and if declared by the Board of Directors subject to the prior rights of the redeemable convertible preferred stockholders. As of December 31, 2014, no dividends have been declared. As of December 31, 2014, 3,390,533 shares of common stock were issued and outstanding.

The Company is required to reserve and keep available out of its authorized but unissued shares of common stock such number of shares sufficient to effect the conversion of all outstanding shares of redeemable convertible preferred stock and shares granted and available for grant under the Company’s stock option plan.

The amount of such shares of the Company’s common stock reserved for these purposes at December 31, 2014 was as follows:

December 31, 2014
Options outstanding	978,483
Reserved under stock awards plans	58,642
Conversion of redeemable convertible preferred stock	2,194,288
Total required availability	3,231,413

Redeemable Convertible Preferred Stock
As of December 31, 2014, the Company had 2,194,288 Redeemable Convertible Series A-1 preferred stock, par value $0.00001, authorized and outstanding. The carrying value of the Redeemable Convertible Series A-1 preferred stock is $18.1 million (net of issuance costs of $75,868) and the liquidation preference is $38.2 million.

Voting Rights: On any matters presented to the Company’s stockholders for their action or consideration, each holder of Redeemable Convertible Series A-1 preferred stock is entitled to one vote for each share of common stock into which such holder’s shares of Redeemable Convertible Series A-1 preferred stock are then convertible. Except as provided by law or the Certificate of Incorporation, the holders of the convertible preferred stock and common stock vote together as a single class.

Dividends: The holders of the Redeemable Convertible Series A-1 preferred stock are entitled when, as, and if declared by the board of directors, and prior and in preference to common stock, to dividends equal to 8% of the original issuance price of $17.39 per share. Unless declared, dividends are not payable. Dividends are non-cumulative. No dividends have been declared or paid to date.

Liquidation: In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, a sale of the Company, or an exclusive license by the Company effectively disposing of its intellectual property, the holders of the Redeemable Convertible Series A-1 preferred stock are entitled to receive out of the assets available for distribution to the Company’s stockholders, on a pari passu basis prior to distribution of any assets of the Company to the holders of common stock, an amount equal to the greater of (a) the original issuance price plus declared but unpaid dividends, or (b) such amount as would have been payable had the Redeemable Convertible Series A-1 preferred stock converted into common stock immediately prior to the liquidation, dissolution or winding up. If amounts available to be distributed are insufficient to pay the liquidation preferences of the Redeemable Convertible Series A-1 preferred stock in full, then the entire assets and funds of the Company legally available for distribution will be distributed to the holders of Redeemable Convertible Series A-1 preferred stock ratably in proportion to the preferential amount each holder would have otherwise been entitled to receive. After payment of the liquidation preferences to the Redeemable Convertible Series A-1 preferred stock, all remaining assets are distributed to the common stockholders. The liquidation preference at December 31, 2014 for the Redeemable Convertible Series A-1 was $17.39 per share.

The liquidation preference provisions of the Redeemable Convertible Series A-1 preferred stock are considered contingent redemption provisions because there are certain elements that are not solely within the control of the Company, such as a change in control of the Company. Accordingly, the Company has presented the Redeemable Convertible Series A-1 preferred stock within the mezzanine portion of the accompanying balance sheet.

Conversion: Each outstanding share of Redeemable Convertible Series A-1 preferred stock is convertible, at the holder’s option, into shares of common stock on a one for one basis at a conversion price equal to the original issuance price of $17.39 per share, subject to anti-dilution provisions.

Each share of Redeemable Convertible Series A-1 preferred stock will automatically convert into shares of common stock immediately upon the earlier of the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, with aggregate proceeds to the Company of not less than $50 million (prior to underwriting discounts and commissions) (ii) or upon the vote or written consent of a majority of the Redeemable Convertible Series A-1 preferred stock holders voting together as a single class on an as-converted to common stock basis.

Redemption: The Redeemable Convertible Series A-1 preferred stock is redeemable upon deemed liquidation events including: (i) if the Company sells, conveys or disposes all or substantially all of its assets, property or business, (ii) the Company grants an exclusive and irrevocable license of substantially all of the intellectual property, (iii) merger or consolidation or (iv) sale by Company’s stockholders, in one or a series of related transactions, equity securities that represent at least a majority of voting power.

5. Stock-based Compensation

Stock Option Plan
In June 2013, the Board of Directors adopted and approved the 2013 Stock Plan which provides for the issuance of incentive and nonstatutory options to qualified employees, directors, and consultants of the Company. Options issued before the 2013 Stock Plan were issued under the 2012 Stock Plan, which has terms similar to the 2013 Stock Plan, and will remain under the 2012 Stock Plan until expiry. All common shares authorized and held for issuance under the 2012 Stock Plan not subject to options to purchase were subsumed into the 2013 Stock Plan. Options issued under the 2013 Stock Plan are generally for periods not to exceed 10 years. Under the 2013 Stock Plan, incentive stock options are granted at an exercise price that is not to be less than 100% of the fair market value of the Company’s common stock on the date of grant, as determined by the Company’s Board of Directors. Nonstatutory stock options are granted at a price that is not to be less than 85% of the fair market value of the common stock on the date of grant, as determined by the Board of Directors. Options generally vest over four years, with 25% vesting after one year and the balance vesting monthly over the remaining period. As of December 31, 2014, the Company authorized 1,066,824 common shares to be issued under the Company's 2012 and 2013 Stock Plan. As of December 31, 2014, 58,642 shares were available for grant.

The Company recognized stock-based compensation expense for the year ended December 31, 2014 of $509,925. No income tax benefits have been recognized in the statement of operations for stock-based compensation arrangements as of December 31, 2014.

The following summary of stock option activity for the periods presented is as follows:

	Number of Shares Underlying Outstanding Options	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Life	Aggregate Intrinsic Value
			(In Years)	(In Thousands)
Balance as of January 1, 2014	459,177	$2.19	8.9	$999
Options granted	549,551	$4.39	—	—
Options exercised	(17,303)	$1.97	—	—
Options cancelled/forfeited	(12,942)	$3.27	—	—
Balance as of December 31, 2014	978,483	$3.41	8.7	$70,045
Vested and expected to vest as of December 31, 2014	727,884	$3.26	8.9	$52,217
Exercisable as of December 31, 2014	239,581	$2.03	7.7	$17,483

The intrinsic values of outstanding, vested and exercisable options were determined by multiplying the number of shares by the difference in exercise price of the options and the deemed fair value of the common stock on the reporting date. The total intrinsic value of options exercised during the year ended December 31, 2014 of $42,990 was determined by multiplying the number of shares by the difference in exercise price of the options and the fair value of the common stock as of the exercise date. As of December 31, 2014, the fair value of options vested was $632,347.

Stock Options Granted to Employees

The Company estimated the fair value of stock options using the Black-Scholes-Merton option-pricing model. The fair value of the employee stock options granted in the year ended December 31, 2014 were estimated using the following weighted-average assumptions:

Year Ended December 31, 2014
Expected term (in years)	5.6
Expected volatility	55%
Risk-free interest rate	1.76%
Expected dividend rate	—%

Fair Value of Common Stock: Given the absence of a public-trading market, the Company considered numerous objective and subjective factors to determine the fair value of the Company’s common stock at each grant date. These factors included, but were not limited to: (i) contemporaneous valuations of common stock performed by unrelated third-party specialists; (ii) the prices for the Company’s redeemable convertible preferred stock sold to outside investors; (iii) the rights, preferences, and privileges of the Company’s redeemable convertible preferred stock relative to the Company’s common stock; (iv) the lack of marketability of the Company’s common stock; (v) material developments in the business; and (vi) the likelihood of achieving a liquidity event, including a merger or acquisition of the Company given prevailing market conditions.

Expected Term: The expected term is derived from the average of the contractual term of the options and the relative weighted-average vesting term of the options granted, as permitted by the simplified method. The Company has elected to use the simplified method as the Company does not have enough historical data on employee exercises and post-vesting employment termination behavior experience to provide a reasonable basis upon which to estimate the expected term and the stock options grants are considered “plain vanilla” options.

Expected Volatility: Since the Company was a private entity with no historical data regarding the volatility of its common stock, the expected volatility used is based on volatility of a group of similar entities. In evaluating similarity, the Company considered factors such as industry, stage of life cycle, and size.

Risk-Free Interest Rate: The risk-free interest rate is based on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term of the options.

Expected Dividend Rate: The Company has never paid any dividends and does not plan to pay dividends in the foreseeable future and, therefore, used an expected dividend rate of zero in the valuation model.

Forfeitures: The Company estimates forfeitures at the time of grant, and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. The Company uses historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest. To the extent actual forfeitures differ from the estimates, the difference will be recorded as a cumulative adjustment in the period that the estimates are revised.

The weighted-average fair value of employee options granted during 2014 was $2.25 per share.

Stock Options Granted to Nonemployees
Stock-based compensation expense related to stock options granted to nonemployees is recognized over the period for which the nonemployee provides services to the Company. During 2014, the Company granted options to purchase 27,059 shares of common stock to nonemployees with a weighted-average exercise price of $4.37 per share. Stock-based compensation expense related to options granted to nonemployees during the year ended December 31, 2014 was $235,220. As of December 31, 2014, there were 55,606 nonemployee stock options outstanding.

Total Stock-Based Compensation
Total stock-based compensation expense related to options granted to employees and nonemployees was allocated within the cost of revenue and expenses on the consolidated statement of operations as follows (in thousands):

Year Ended December 31, 2014
Cost of revenue	$4,028
Research and development	200,347
General and administrative	286,690
Sales and marketing	18,860
Total stock-based compensation expense	$509,925

As of December 31, 2014, there was $1.4 million of unrecognized stock-based compensation expense related to stock options granted to employees under the Company’s 2013 Stock Plan. This unrecognized stock-based compensation expense is expected to be recognized in to the statement of operations over a weighted-average period of 2.93 years.

6. 401(k) Plan
The Company has a qualified defined contribution plan under Section 401(k) of the Internal Revenue Code covering eligible employees. Participants may make pretax contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on pretax contributions under the Code. Although the plan provides for a discretionary employer matching contribution, to date the Company has not made such a contribution on behalf of employees.

7. Income Taxes
The components of loss before benefit from income taxes is as follows (in thousands):

December 31, 2014
U.S.	$(6,529)
Foreign	7
Total loss before benefit from income taxes	$(6,522)

The benefit from income taxes is composed of the following (in thousands):

December 31, 2014
Current:
Federal	$(19)
State	2
Foreign	2
Total current benefit from income taxes	(15)
Deferred:
Federal	—
State	—
Foreign	—
Total deferred benefit from income taxes	—
Total benefit from income taxes	$(15)

Significant components of deferred tax assets and liabilities are as follows (in thousands):

December 31, 2014
Deferred tax asset
Tax credit carryforward	$883
Net operating loss carryforward	1,858
Stock-based compensation	164
Accrued liabilities & allowances	368
Depreciation and amortization	26
Other	26
Total deferred tax assets	3,325
Less: valuation allowance	(3,325)
Deferred tax assets net of valuation allowance	$—

Based on the available objective evidence, management believes it is more-likely-than-not that the net deferred tax assets will not be fully realizable as of the year ended December 31, 2014.  Accordingly, the Company has established a full valuation allowance against its deferred tax assets.  The valuation allowance increased by $3.2 million from January 1, 2014 to December 31, 2014 primarily due to the generation of current year net operating losses and research and development credits claimed.

The following is a reconciliation of the statutory federal income tax rate and the effective tax rates:

December 31, 2014
Tax at federal statutory rate	34.00%
State tax provision, net of federal benefit	4.13%
Foreign rate differential	0.01%
Non deductible items	(1.15)%
Stock-based compensation	(1.01)%
Change in deferred tax assets	1.05%
Research and development credits	12.19%
Other	0.29%
Change in valuation allowance	(49.28)%
0.23%

As of December 31, 2014, the Company had net operating loss carryforwards of approximately $4.9 million for federal income taxes and $3.2 million for California income taxes. If not utilized, these carryforwards will begin to expire in 2034 for federal purposes and 2034 for state purposes.

The Company accounts for income taxes under an asset and liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax reporting purposes, net operating loss carryforwards, and other tax credits measured by applying currently enacted tax laws.

As of December 31, 2014, the Company had research and development credit carryforwards of approximately, $788,000 and $613,000 for federal and state income taxes, respectively. If not utilized, the federal carryforwards will begin to expire in 2033. The state tax credit can be carried forward indefinitely.

Internal Revenue Code Section 382 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. In the event that the Company has a change of ownership, utilization of the net operating loss and tax credit carryforwards may be restricted.

A reconciliation of the beginning and ending amount of unrecognized tax benefits (excluding interest and penalties) is as follows (in thousands):

Beginning Balance - January 1, 2014	$49
Increases related to tax positions taken during a prior year	—
Decreases related to tax positions taken during a prior year	—
Increases related to tax positions taken during the current year	317
Decreases related to expiration of statute of limitations	—
Ending Balance - December 31, 2014	$366

At December 31, 2014, the Company had $0 of interest and penalties related to the uncertain tax positions. The Company has elected to record interest and penalties in the consolidated financial statements as a component of income taxes.

The Company is not currently aware of any uncertain tax positions that could result in significant additional payments, accruals, or other material deviation in this estimate over the next 12 months.

The Company’s 2013 and 2014 tax years remain subject to examination by the taxing authorities for U.S. federal, state, and foreign tax purposes.

8. Subsequent Events
The Company has evaluated subsequent events through April 30, 2015, the date its consolidated financial statements were available to be issued.

In December 2014, the Company received a nonbinding offer from Under Armour, Inc. to purchase all of the Company’s outstanding stock for approximately $475 million in cash. The purchase agreement was signed on February 3, 2015. The acquisition closed on March 17, 2015.